Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INOTIV, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1345024 (I.R.S. Employer Identification No.)

2701 Kent Avenue

West Lafayette, Indiana 47906-1382

(Address of Principal Executive Offices) (Zip Code)

Envigo RMS Holding Corp. Equity Incentive Plan

(Full title of the plan)

Beth A. Taylor

Chief Financial Officer

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906-1382

(765) 463-4527

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen J. Hackman, Esq.

Ice Miller LLP

One American Square, Suite 2900

Indianapolis, Indiana 46282-0200

(317) 236-2289

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)

Common Shares	790,620 shares	$9.93	$7,850,856.60	$728

(1)Represents 790,620 Common Shares issuable upon the exercise of certain options issued under the Envigo RMS Holding Corp. Equity Incentive Plan and assumed by the Registrant in connection with the acquisition of Envigo RMS Holding Corp.

(2)Pursuant to Rule 416 under the Securities Act, this Registration Statement is deemed to include additional shares issuable under the terms of the Plan to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(3)Calculated pursuant to Rule 457(h). Accordingly, the price per share of the common shares offered hereunder pursuant to the Plan is based on 790,620 shares reserved for issuance under the assumed options at a price per share of $9.93, which is the exercise price specified in the option agreements pursuant to which the shares are issuable.

EXPLANATORY NOTE

This Registration Statement relates to Common Shares of Inotiv, Inc. ("Inotiv", "we", "our" or "us") issuable upon the exercise of certain options to purchase such shares.  The options were originally issued to the holders thereof by Envigo RMS Holding Corp. ("Envigo") pursuant to the Envigo RMS Holding Corp. Equity Incentive Plan (the "Plan").  Inotiv assumed the options pursuant to an Agreement and Plan of Merger among Inotiv, certain wholly owned subsidiaries of Inotiv, Envigo and a representative of the securityholders of Envigo (the "Merger Agreement") in connection with the closing of the acquisition of Envigo by Inotiv.  Pursuant to the Merger Agreement, upon assumption by Inotiv, the outstanding options were amended, among other things, to provide for the acquisition of Inotiv common shares, rather than shares of common stock of Envigo, and the exercise price of the options was adjusted as provided in the Merger Agreement to preserve the value of the options as of the effective time of the acquisition.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Inotiv will send or give to the participants in the Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

●	Inotiv’s Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on December 22, 2020;
●	the information specifically incorporated by reference into Inotiv’s Annual Report on Form 10-K for the year ended September 30, 2020 from Inotiv’s Definitive Proxy Statement on Schedule 14A for Inotiv’s 2021 annual meeting of shareholders, filed with the SEC on January 28, 2021;
●	Inotiv’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2020, March 31, 2021 and June 30, 2021, filed with the SEC on February, 10, 2021, May 14, 2021 and August 13, 2021, respectively;
●	Inotiv’s Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K or 8-K/A) filed with the SEC on September 16, 2020, September 18, 2020, December 21, 2020, January 4, 2021, February 9, 2021, February 16, 2021, March 9, 2021, March 19, 2021, April 19, 2021, April 20,2021, April 21, 2021, May 5, 2021, May 6, 2021, June 2, 2021, August 10, 2021, August 11, 2021, September 14, 2021, two filed on September 21, 2021, September 27, 2021, September 28, 2021, October 4, 2021, October 22, 2021 and November 5, 2021 and Forms 8-K/A filed on September 21, 2021 and October 1, 2021.
●	The description of our capital stock filed as Exhibit 4.5 to our Registration Statement on Form S-8 (Registration No. 333-261025) filed with the Commission on November 12, 2021, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any current report on Form 8-K or any other information that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any accompanying prospectus.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (as amended from time to time, the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Company's second amended and restated articles of incorporation and second amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers and employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the Company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are included as part of this Registration Statement.

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation of Inotiv, Inc. as amended through November 4, 2021 (incorporated by reference to Exhibit 3.1 to Form 8-K filed November 5, 2021)
4.2	Second Amended and Restated Bylaws of Inotiv, Inc., as subsequently amended (incorporated by reference to Exhibit 3.2 to Form 10-K for the year ended September 30, 2015)
4.3	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to Registration Statement on form S-1, Registration No. 333-36429)
4.4*	Envigo RMS Holding Corp. Equity Incentive Plan, as amended
4.5	Description of Capital Stock (incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-8 (Registration No. 333-261025) filed on November 12, 2021)
5.1*	Opinion of Ice Miller LLP
23.1*	Consent of RSM US LLP
23.2*	Consent of Soukup, Bush & Associates, CPAs, P.C.
23.3	Consent of Ice Miller LLP (contained in Exhibit 5.1 hereto)
24.1	Powers of Attorney (contained in the signature pages to this Registration Statement)

*     Filed herewith

Item 9. Undertakings.

The Company hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The Company hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, Indiana, on the 12th day of November, 2021.

INOTIV, INC.

By:	/s/ Beth A. Taylor
Beth A. Taylor
Chief Financial Officer and Vice President-Finance

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Robert Leasure, Jr., Beth A. Taylor and Mark Bibi, and each of them, each with full power to act without the other, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his/her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert W. Leasure, Jr.	President and Chief Executive Officer, Director	November 12, 2021
Robert W. Leasure, Jr.	(Principal Executive Officer)

/s/ Beth A. Taylor	Chief Financial Officer and Vice President – Finance	November 12, 2021
Beth A. Taylor	(Principal Financial Officer and Accounting Officer)

/s/ Gregory C. Davis		November 12, 2021
Gregory C. Davis, Ph.D.	Chairman of the Board, Director

/s/ Nigel Brown	Director	November 12, 2021
Nigel Brown

/s/ Scott Cragg	Director	November 12, 2021
Scott Cragg

Director
Richard A. Johnson, Ph.D.

/s/ R. Matthew Neff	Director	November 12, 2021
R. Matthew Neff

/s/ John E. Sagartz	Director	November 12, 2021
John E. Sagartz, DVM, Ph.D., DAVP

S-1